As filed with the Securities and Exchange Commission on June 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL INDEMNITY GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	85-2619578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

112 S. French Street, Suite 105 Wilmington, DE	19801
(Address of principal executive offices)	(Zip code)

GLOBAL INDEMNITY GROUP, LLC 2023 SHARE INCENTIVE PLAN

(Full title of the plan)

Thomas M. McGeehan

Chief Financial Officer

112 S. French Street, Suite 105

Wilmington, DE 19801

(302) 691-6276

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Dwight S. Yoo

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Global Indemnity Group, LLC 2023 Share Incentive Plan (the “2023 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Global Indemnity Group, LLC (the “Company”) hereby incorporates by reference into this registration statement the following documents filed with the SEC:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

•

The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022);

•	The Company’s Current Reports on Form 8-K filed with the SEC on March 2, 2023, June 1, 2023 and June 14, 2023; and

•

The description of the Company’s Class  A Common Shares contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, as Exhibit 4.1, under the heading “Description of Securities,” including any amendment or report filed for purposes of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant has been formed as a Delaware limited liability company.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to the standards and restrictions set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Our Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) provides that each current or former director (including, for the avoidance of doubt, each Designated Director (as defined in the LLC Agreement)) and executive officer of the Company and each current and former director and executive officer of the Company’s predecessors (collectively, “Indemnified Persons”) shall be indemnified to the fullest extent permitted by the DLLCA, against all losses (including expenses) incurred by such Indemnified Persons in connection with any claims involving such Indemnified Persons in their capacity as Indemnified Persons (“Indemnified Claims”); provided that Indemnified Claims will not include claims brought (i) by such Indemnified Person, unless such claim was authorized by the Board of Directors or is brought to enforce such Indemnified Person’s rights to indemnification under the LLC Agreement, or (ii) by the Company against such Indemnified Person with the prior approval of the Board of Directors. Notwithstanding the foregoing, Indemnified Persons (i) will not be entitled to indemnification for any claim (including Indemnified Claims) if and to the extent that there has been a final, non-appealable determination that such Indemnified Person engaged in Fraud (as defined in the LLC Agreement) with respect to such claim and (ii) will.be entitled to indemnification with respect to claims brought by or against such Indemnified Persons that are not Indemnified Claims if they are successful on the merits with respect to such claims pursuant to a final, non-appealable determination.

Indemnified Persons will be entitled, under the LLC Agreement, to advancement of expenses (including attorneys’ fees) in connection with any Indemnified Claims prior to the resolution thereof upon the receipt by the Company of an undertaking by or on behalf of such Indemnified Persons to repay such amount if it ultimately shall be determined that the Indemnified Persons are not entitled to be indemnified.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index that immediately follows the signature pages to this registration statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Formation of the Company (incorporated by reference to Annex E of the Company’s Proxy Statement on Schedule 14A for the Special Scheme Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on August 25, 2020, filed on July 23, 2020).

4.2	Second Amended and Restated Limited Liability Company Agreement of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K12B, filed on August 28, 2020).

4.3	“Description of Securities” (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 15, 2023).

4.4	Global Indemnity Limited Share Incentive Plan, as amended (incorporated by reference to Exhibit 10.15 to the Company’s Form 8-K12B, filed on November 7, 2016).

4.5	Amended and Restated Global Indemnity Group, LLC 2018 Share Incentive Plan, dated as of August 28, 2020 (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K12B, filed on August 28, 2020)

4.6	Global Indemnity Group, LLC 2023 Share Incentive Plan, dated as of April 4, 2023 (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2023)

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (see signature pages hereto).

107	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 20th day of June 2023.

GLOBAL INDEMNITY GROUP, LLC

By:	/s/ Thomas M. McGeehan
	Name:	Thomas M. McGeehan
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, Washington D.C., 20549 under the provisions of the Securities Act of 1933, hereby constitute and appoint Thomas M. McGeehan and Stephen W. Ries, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any all capacities, to sign the Registration Statement and any or all additional amendments or supplements to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

******

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Saul A. Fox	Chairman	June 20, 2023
Saul A. Fox

/s/ Joseph W. Brown	Chief Executive Officer and Director	June 20, 2023
Joseph W. Brown

/s/ Thomas M. McGeehan	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2023
Thomas M. McGeehan

/s/ Fred R. Donner	Director	June 20, 2023
Fred R. Donner

/s/ Seth J. Gersch	Director	June 20, 2023
Seth J. Gersch

/s/ Jason B. Hurwitz	Director	June 20, 2023
Jason B. Hurwitz

/s/ Gary C. Tolman	Director	June 20, 2023
Gary C. Tolman